Exhibit 99.2

FOR IMMEDIATE RELEASE:	Investor Relations contact:
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Tel: 415-278-7493
media_relations@gymboree.com

The Gymboree Corporation Announces $40 Million Cash Tender Offer for its Outstanding 9.125% Senior Unsecured Notes Due 2018

San Francisco, Calif., April 26, 2016 – The Gymboree Corporation (the “Company”) announced today the commencement of a cash tender offer (the “Tender Offer”) to purchase the maximum aggregate principal amount of its outstanding 9.125% senior unsecured notes due 2018 (the “Notes,” CUSIP No. 403777AB1) that it can purchase for $40,000,000, excluding accrued interest (the “Maximum Payment Amount”). The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on May 23, 2016, unless extended by the Company in its sole discretion (such date and time, as they may be extended, the “Expiration Time”). Holders of Notes that validly tender (and do not validly withdraw) their Notes prior to 5:00 p.m., New York City time, on May 9, 2016, unless extended by the Company in its sole discretion (such date and time, as they may be extended, the “Early Tender Time”), will be eligible to receive the Total Consideration (as set forth below) if their Notes are accepted for purchase.

The “Total Consideration” payable for the Notes will be equal to the “Clearing Price” that is determined pursuant to a “modified Dutch Auction.” The “Tender Offer Consideration,” payable for Notes validly tendered and accepted for purchase after the Early Tender Time but before the Expiration Time, will be equal to the Total Consideration less the Early Tender Premium of $30.00 per $1,000 principal amount of Notes. Any holder of Notes who elects to participate in the Tender Offer prior to the Early Tender Time must specify the minimum Total Consideration it would be willing to receive in exchange for each $1,000 principal amount of Notes such holder chooses to tender, including the Early Tender Premium (a holder’s “Bid Price”). The Bid Price that each holder specifies for each $1,000 principal amount of Notes must be specified in increments of $2.50, and may not be greater than $400.00 per $1,000 principal amount of Notes (the “Maximum Price,” and the range between $340.00 per $1,000 principal amount of Notes (the “Minimum Price”) and the Maximum Price, the “Accepted Bid Price Range”). Tenders of Notes at Bid Prices greater than the Maximum Price will not be accepted and will not be used for purposes of calculating the Clearing Price. Each holder tendering Notes prior to the Early Tender Time who tenders Notes without specifying a Bid Price or at Bid Prices less than the Minimum Price will be deemed to have specified the Minimum Price as their Bid Price. A holder may tender different portions of the principal amount of their Notes at different Bid Prices; however, a holder may not (i) tender the same Notes at more than one Bid Price or (ii) specify a Bid Price for an aggregate principal amount of Notes in excess of the aggregate principal amount of Notes tendered by such holder. If any holder tenders after the Early Tender Time but prior to the Expiration Time, such holder’s Bid Price shall be disregarded and not used for purposes of calculating the Clearing Price. The Clearing Price will be the lowest single price for all tenders of Notes prior to the Early Tender Time such that, for all tenders of such Notes prior to the Early Tender Time whose Bid Price is less than or equal to this lowest single price, the Company will be able to spend the Maximum Payment Amount. In the event that the purchase of all Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time would result in the Company spending less than the Maximum Payment Amount, the Clearing Price will be the highest Bid Price within the Accepted Bid Price Range with respect to any Notes validly tendered (and not validly withdrawn). All holders whose Notes are accepted in the Tender Offer will receive the Total Consideration (subject to reduction by the amount of the Early Tender Premium in the case of Notes that are tendered following the Early Tender Time but prior to the Expiration Time) even if they are tendered at a Bid Price that was less than the Clearing Price.

The Company will announce the Total Consideration and the Tender Offer Consideration by no later than 9:00 a.m., New York City time, or as soon as practical thereafter, on the first business day after the Early Tender Time, by issuing a press release to a nationally recognized news service or using such other means of announcement it deems appropriate.

The following table summarizes the material pricing terms for each $1,000 aggregate principal amount of Notes.

Title of Security	Aggregate Outstanding Principal Amount(1)	Total Consideration (Accepted Bid Price Range)(2)(3)(4)	Early Tender Premium(2)
The Gymboree Corporation’s 9.125% Senior Unsecured Notes due 2018	$210,600,000	$340.00 to $400.00	$30.00

(1) As of the date hereof.

(2) Per $1,000 principal amount of Notes tendered and accepted for purchase prior to the Early Tender Time.

(3) Includes the Early Tender Premium.

(4) Plus accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date.

If the purchase of all Notes validly tendered (and not validly withdrawn) with a Bid Price less than or equal to the Clearing Price would cause the Company to spend more than the Maximum Payment Amount, then the Tender Offer will be oversubscribed and the Company will accept for purchase such tendered Notes as follows (in each case to the extent such acceptance would not result in a payment in respect of the Tender Offer in excess of the Maximum Payment Amount): first, it will accept for purchase all Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time with a Bid Price less than the Clearing Price; second, it will accept for purchase all Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time with a Bid Price equal to the Clearing Price on a prorated basis; and third, it will accept for purchase all Notes validly tendered (and not validly withdrawn) after the Early Tender Time on a prorated basis. All Notes not accepted as a result of prorationing and all tenders of Notes with a Bid Price in excess of the Clearing Price will be rejected from the Tender Offer.

The Tender Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Early Tender Time and accepted for purchase would receive payment on an initial settlement date, provided that the conditions to the Tender Offer have been satisfied or waived. Tenders of Notes may be validly withdrawn until the Withdrawal Deadline (as defined below). Holders whose Notes are validly tendered and accepted for purchase after the Early Tender Time and prior to the Expiration Time will be eligible to receive payment of the Tender Offer Consideration on the final settlement date, which is expected to be on or around May 24, 2016.

Tendered Notes may be withdrawn in accordance with the terms of the Tender Offer prior to 5:00 p.m., New York City time, on May 9, 2016, unless extended (the “Withdrawal Deadline”), but not afterwards, unless required by law. Any extension or termination of the Tender Offer will be followed as promptly as practicable by a public announcement thereof. The Company may (i) extend or otherwise amend the Early Tender Time or the Expiration Time or (ii) modify the Maximum Payment Amount or Accepted Bid Price Range, in each case without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights of holders.

The Tender Offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, but is not conditioned on a minimum amount of Notes tendered.

The Tender Offer is being made solely pursuant to, and on the terms and conditions contained in, the Offer to Purchase dated April 26, 2016 (the “Offer to Purchase”), copies of which may be obtained from D.F. King & Co., Inc., the Tender Agent and Information Agent for the Tender Offer, by calling (800) 461-9313 (US toll-free) or by emailing gymboree@dfking.com.

The Company has retained Goldman, Sachs & Co. as the dealer manager for the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to the Liability Management Group of Goldman, Sachs & Co. by calling (800) 828-3182 (US toll-free) or (212) 357-0422 (collect).

None of the Company, its board of directors (or any committee thereof), the dealer manager, the Tender Agent, the Information Agent, the trustee under the indenture governing the Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Tender Offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of tenders with respect to any securities. The Tender Offer is being made solely by the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

The Gymboree Corporation was organized in October 1979 as a California corporation and re-incorporated as a Delaware corporation in June 1992. It is one of the largest children’s apparel specialty retailers in North America, offering collections of high-quality apparel and accessories under the Gymboree®, Janie and Jack® and Crazy 8® brands. Its brands operate in retail store locations, including outlets, online and franchise channels, and are in multiple geographies in the global retail marketplace. It also offers directed parent-child developmental play programs at franchised and Company-operated Gymboree Play & Music® centers in multiple geographies. Gymboree retail stores are operated in China by Gymboree (China) Commercial and Trading Co. Ltd. (“Gymboree China”), while Gymboree (Tianjin) Educational Information Consultation Co. Ltd. (“Gymboree Tianjin”) is Gymboree Play & Music’s master franchisee in China. Gymboree China and Gymboree Tianjin are indirectly controlled by Gymboree Holding, Ltd. and investment funds sponsored by Bain Capital Private Equity, LP. Gymboree China and Gymboree Tianjin have been determined to be variable interest entities (collectively, the “VIEs”), and the Company is a member of a related party group that controls the VIEs and absorbs the economics of the VIEs. However, the Company has no ownership interest in the VIEs.

Cautionary Statements:

Various statements in this release, including our ability to consummate the Tender Offer on the anticipated terms, or at all, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from expected results. We may decide not to, or be unable to, consummate the Tender Offer on the terms described herein or at all. Accordingly, investors should not rely on forward-looking statements as a prediction of actual future results. Applicable risks and uncertainties include, among others, those identified under “Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2015, filed with the Securities and Exchange Commission (the “SEC”) on May 1, 2015, in the other documents we file or furnish with the SEC from time to time under “Risk Factors” and elsewhere. We encourage you to carefully read these disclosures and the disclosures in any document we file or furnish with the SEC after the date of this release and prior to the consummation or termination of the Tender Offer. All statements in this press release speak only as of the date hereof, and we undertake no obligation to update or revise such statements in light of future developments, except as required by law.